Exhibit 99.1

WESTLAKE GLOBAL TECHNOLOGY SOLUTIONS MAKES STRATEGIC INVESTMENT IN ACE*COMM

ACE*COMM and Westlake Expand Asia-Pacific Focused Relationship to Encompass Master
Reseller Agreement, Technology Purchase, and Corporate Investment

Gaithersburg, MD – January 7, 2003 - ACE*COMM (NASDAQ:ACEC), a global provider of advanced operations support systems (OSS) technologies, and Westlake Global Technology Solutions, a supplier of advanced networking technologies, announced today the formation of a strategic alliance to accelerate business development in the Asia-Pacific marketplace. As a long-time business entity and investor in the Asia-Pacific region, Westlake is focused on delivering advanced U.S. technologies into the telecommunications and enterprise sectors in China. Under the terms of an agreement signed between the two companies:

-  Westlake will acquire approximately 5 percent of the common shares of ACE*COMM, the proceeds of which will be used to invest in further build-out of ACE*COMM’s infrastructure in China, and to accelerate its business development efforts in the Asia-Pacific region.

-  The Companies further executed a Master Reseller Agreement covering this market. Under the terms of this agreement, Westlake will work closely with ACE*COMM on business development efforts, and will be responsible for the importing and distribution of ACE*COMM products into China.

-  Westlake will initially purchase US $1 million of ACE*COMM Convergent Mediation™ technology for delivery to its Chinese customers.

“Westlake brings domain knowledge to our market penetration efforts in China,” said George T. Jimenez, ACE*COMM’s Chairman and CEO. “ This multi-faceted and strategic relationship expands on our collaboration to date, enabling us to more effectively leverage Westlake’s strong historical presence in the Asia-Pacific region, its well-established distribution capabilities, and its financial strength. This alliance is backed by the resources necessary for us to aggressively drive toward our goal of being the foremost provider of mediation solutions to the Chinese marketplace - one of the most promising markets for this technology in the world.”

“We have partnered with and invested in ACE*COMM because they are exceedingly well positioned to capitalize on a substantial market opportunity in China and become the market leader in convergent mediation solutions,” said William H.C. Chang, Chairman and CEO of Westlake Global Technology Solutions. “Over the past year ACE*COMM has focused its energies on the emerging and significant demand for OSS solutions in China and other Asia-Pacific regions. It has developed important partnerships and won significant initial reference customers. ACE*COMM has demonstrated the skills and experience required to achieve success in this geographic market arena, and Westlake Global Technology Solutions is pleased to support its efforts for new growth and expansion.”

Martin Demers, ACE*COMM’s Chief Marketing Officer added: “As a company, our momentum in China is being driven by customers and prospects who realize the critical value of mediation as a business development technology. Our Convergent Mediation™ suite is well suited to China’s new directives from the Ministry of Information Industry for settlement accounting among the new carriers and itemized billing for customers. Additionally, it addresses the market need for real-time data collection to enable the addition of new subscribers and deployment of new services. This stronger alliance and investment will enable us to expedite our efforts to achieve our goals in this market.”

About Westlake Global Technology Solutions (WGTS)

WGTS supplies advanced networking technologies from the U.S. to China’s telecommunications, enterprise, and financial sectors. Headquartered in the U.S. with offices in Beijing and Shanghai, WGTS provides comprehensive solutions and support enabling its customers the ability to offer cost effective, world-class communications capabilities.

WGTS is an affiliate of Westlake Global Management, Inc., a global investment management company with a 30-year business history in the U.S., China and Japan.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks - knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide - including over 100 installations in China - enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

For editorial contacts:

ACE*COMM
Marcie Weber
Director of Marketing and Communications
(613) 730-4726

Westlake Global Technology Solutions (WGTS)
Claire Chang
Director of Marketing and Communications
(650) 579-1010, ext. 170